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                             AMES DEPARTMENT STORES, INC.       Exhibit 20 - A
                              JANUARY RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                     (In Millions)

                              Jan, 1997 (Unaudited)  Fiscal 1996 Year-to-Date
                                             Last                      Last
                             Actual Plan (a) Yr (b)  Actual   Plan (a) Yr (b)
INCOME SUMMARY:
Net Sales                    $116.0  $106.6    $99.7 $2,161.7 $2,141.4 $2,104.2

FIFO  Margin     $             33.5    23.6     21.4    590.8    570.2    558.6
      Margin     %             28.9%   22.1%    21.5%    27.3%    26.6%    26.5%

Total Expenses                (45.7)  (40.4)   (35.2)  (555.8)  (547.0)  (547.5)

Other Income                    1.4     1.5      1.9     27.8     28.8     28.6
                             ---------------------------------------------------
EBITDA    (c)                 (10.8)  (15.3)   (11.9)    62.8     52.0     39.7

Depreciation and Amort (net)   (2.3)   (0.4)    (3.8)    (6.8)    (4.5)    (6.5)
Net Interest Expense           (0.5)   (1.1)    (1.0)   (19.0)   (24.0)   (24.1)
Other Inc (Exp), Incl LIFO     (0.6)      -        -     (0.5)       -     10.2
Store Closing Charge           (9.7)      -    (20.9)    (9.7)       -    (20.9)
Extra. Item, net of tax           -       -        -     (1.4)       -        -
Non-Cash Inc Tax Ben (Exp)      6.9     5.0     10.4     (8.1)    (7.0)       -

                             ---------------------------------------------------
Net Income (Loss)            ($17.0) ($11.8)  ($27.2)   $17.3    $16.5    ($1.6)
                             ===================================================


                                                      Balance at End of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
BALANCE SHEET SUMMARY:
Cash and Cash Equivalents                               $46.1    $12.7    $14.2
Merchandise Inventories, LIFO                           391.1    394.8    398.9
Other Current Assets                                     31.2     27.3     27.3
                                                     ---------------------------
      Total Current Assets                              468.4    434.8    440.4
Net Fixed Assets                                         63.6     70.0     58.2
Long-Term Assets                                          4.8      5.2      4.0
                                                     ---------------------------
      Total Assets                                     $536.8   $510.0   $502.6
                                                     ===========================

Trade Accounts Payable                                 $145.7   $122.7   $112.7
Short-Term Debt (Revolver)                                  -      5.0      4.3
Other Current Liabilities                               183.8    178.5    182.3
                                                     ---------------------------
      Total Current Liabilities                         329.5    306.2    299.3

Long-Term Debt                                           11.1     12.3     23.2
Other Long-Term Liabilities                              34.7     32.3     35.7

Unfavorable Lease Liability                              17.0     16.5     18.6
Fresh-start Excess Net Assets (Negative Goodwill)        36.3     36.3     42.5

Paid-In-Capital                                          88.6     87.9     81.0
Retained Earnings (Deficit)                              19.6     18.5      2.3
                                                     ---------------------------
      Total Stockholders' Equity                        108.2    106.4     83.3
                                                     ---------------------------
      Total Liabilities & Equity                       $536.8   $510.0   $502.6
                                                     ===========================

  (a) As reported on Form 8-K dated June 11, 1996.
  (b) Net sales have been restated to reflect the effect of recording senior citizen discounts as markdowns which conforms with the fiscal 1996 treatment. This restatement has no impact on the fiscal 1995 reported gross margin, EBITDA and net income.
  (c) EBITDA is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items (including certain store closing expenses), depreciation, amortization and other non-cash charges and gains or losses on the sale of properties. The Plan and Last Year amounts have been restated to conform with this definition of EBITDA which is consistent with the Company's new credit agreement effective December 27, 1996.




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